Exhibit 2.1
First Amendment
to
Agreement and Plan of Merger
between
UnionBancorp, Inc.
and
Centrue Financial Corporation
October 25, 2006

FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER
     THIS FIRST AMENDMENT (“Amendment”) to AGREEMENT AND PLAN OF MERGER dated as of June 30, 2006 (together with all exhibits and schedules, the “Agreement”) between UNIONBANCORP, INC., a Delaware corporation (“Union”), and CENTRUE FINANCIAL CORPORATION, a Delaware corporation (“Centrue”) is entered into as of October 25, 2006.
RECITALS
     A. The parties have entered into the Agreement to effect a reorganization through the merger (the “Merger”) of Centrue with and into Union, with Union being the surviving corporation (the “Surviving Corporation”).
     B. The parties desire to amend the Agreement as set forth herein..
AGREEMENTS
     In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree that the Agreement is amended as follows:
     1. Section 7.17 of the Agreement is revised in its entirety to read:
     “Section 7.17 Employment Agreements. Concurrently with the execution and delivery of this Agreement, Union shall cause to be executed and delivered: (a) by both parties: (i) an employment agreement in the form of Exhibit F-2, signed by Kurt Stevenson (the “Stevenson Employment Agreement”) to be effective at the Effective Time; and (b) by Union, the Daiber Employment Agreement.”
     2. Section 9.11 of the Agreement is revised in its entirety to read:
     “Section 9.11 Additional Agreements. Each of the Daiber Employment Agreement and the Stevenson Employment Agreement shall be in full force and effect, Thomas A. Daiber shall be an active employee of Centrue and Kurt Stevenson shall be an active employee of Union.”
     3. Section 10.12 of the Agreement is revised in its entirety to read:
     “Section 10.12 Additional Agreements. Each of the Daiber Employment Agreement and the Stevenson Employment Agreement shall be in full force and effect, Thomas A. Daiber shall be an active employee of Centrue and Kurt Stevenson shall be an active employee of Union.”
     4. Exhibit C to the Agreement is revised in its entirety as set forth in Exhibit C hereto.
     5. Exhibit F-2 is deleted in its entirety.

     6. Exhibit F-3 is relabeled Exhibit F-2 and Recital B thereof is revised in its entirety as follows:
     “The Employer desires to employ the Executive as interim Chief Operating Officer of Employer and as interim President and Chief Operating Officer of UnionBank and as Senior Executive Vice President and Chief Financial Officer of Employer and as Senior Executive Vice President and Chief Financial Officer of UnionBank, and the Executive desires to be employed in such positions. In each case, it is expected that the interim positions referenced herein will extend until a permanent Chief Operating Officer of the Company and a permanent President and Chief Operating Officer of the Bank is appointed, if such person is someone other than Executive, but that the other positions set forth herein will continue unaffected by any such appointment.”
     7. Sections 3.4(d) and 7.15 of the Agreement are revised to delete the phrase “the Yeoman Employment Agreement” in each place it appears.
     8. The reference to Scott A. Yeoman in Section 12.5 of the Agreement is deleted and Kurt Stevenson is added in his place.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers on the day and year first written above.

UNIONBANCORP, INC.

By:	/s/ Kurt R. Stevenson

Name: Kurt R. Stevenson
Title: Interim President

CENTRUE FINANCIAL CORPORATION

By:	/s/ Thomas A. Daiber

Name: Thomas A. Daiber
Title: President and Chief Executive Officer

Exhibit C
Directors and Executive Officers of Surviving Corporation
       From and after the Effective Time of the Merger contemplated per the agreement entered into as of June 30, 2006, among UnionBancorp, Inc., a Delaware corporation (“Union”), Centrue Financial Corporation, a Delaware corporation (“Centrue”), the directors and executive officers of the Surviving Corporation, including committee chairmen, shall be as follows:
DIRECTORS:

Class III Directors	(2007)	Dennis J. McDonnell*	Thomas A. Daiber
		Scott Sullivan	Mark L. Smith
Class I Directors	(2008)	Richard J. Berry	Randall E. Ganim
		Walter E. Breipohl
Class II Directors	(2009)	John Shinkle	Michael A. Griffith
			Michael J. Hejna

* Chairman
BOARD COMMITTEE CHAIRS:
Executive/ Compensation Committee: Michael A. Griffith, Chairman
Governance and Nominating Committee: Dennis J. McDonnell, Chairman
Audit Committee: Mark L. Smith, Chairman
EXECUTIVE OFFICERS:

Dennis J. McDonnell	Chairman of the Board
Thomas A. Daiber	President and CEO
Kurt R. Stevenson	Interim COO and Senior Executive Vice President and CFO

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